CERTIFICATE OF FORMATION

                                       OF

                        ROYSTER-CLARK NITROGEN REALTY LLC



     The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act") hereby certifies that:

     FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is "Royster-Clark Nitrogen Realty LLC".

     SECOND: The address of the limited liability company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19805. The name of the limited liability company's registered agent for service of process in the State of Delaware at such address is Corporation Trust Company.


     IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation this 15th day of April, 1999.

                                          /s/ Mark D. Perry
                                          ------------------------
                                          Mark D. Perry

                                          Authorized Person